Exhibit 10.1

Execution Copy

TRANSITION AND CONSULTING SERVICES AGREEMENT

THIS TRANSITION AND CONSULTING AGREEMENT (this “Agreement”) is made as of June 17, 2021 by and between Shawn J. Lindquist, an individual (“Executive”) and Vivint Smart Home, Inc., a Delaware corporation (the “Company” and together with its subsidiaries and affiliates as of the date hereof, the “Company Group”). In consideration of the payments and benefits described in Section 2(b) and Section 3(b) below to be provided to Executive, the sufficiency of which is acknowledged hereby, Executive and the Company agree as follows:

1. Termination Date. Executive and the Company (on behalf of the Company Group) agree that Executive’s employment with all members of the Company Group shall terminate on August 31, 2021 or on such earlier date as communicated by the Company (the “Termination Date”) and shall be treated as a termination by the Company without Cause (as defined in the Employment Agreement, dated as of March 2, 2020, by and between Executive and the Company (the “Employment Agreement”)); provided, that, the Company shall provide Executive continued payment of Base Salary (as defined in the Employment Agreement) and benefits through August 31, 2021 if the Company terminates Executive’s employment prior to August 31, 2021 for any reason other than Cause (as defined in the Employment Agreement). Executive hereby resigns from all positions as an officer or director with the Company Group as of the Termination Date, and resigns, effective as of the Termination Date, from all positions as an employee of the Company Group. Executive represents and warrants that, as of the date hereof, Executive has not engaged in conduct constituting Cause and the Company represents and warrants that, as of the date hereof, to the best of its knowledge, the Company Group is not aware of any conduct by Executive constituting Cause, in each case, as “Cause” is defined in the Employment Agreement, the Equity Documents (as defined below), or the Retention Letter (as defined below).

2. Payments.

(a) Accrued Rights. Following the Termination Date, Executive shall be entitled to:

(i) the Accrued Rights (as defined in the Employment Agreement); and

(ii) $243,689.79 in respect of a pro rata portion of Executive’s Annual Target Bonus (as defined in the Employment Agreement) in respect of 2021, based on a fraction, the numerator of which is the number of days during 2021 up to and including August 31, 2021, and the denominator of which is the number of days in such fiscal year, payable no later than 10 days following August 31, 2021, subject to the execution and non-revocation of the Release (as defined below).

(b) Separation Payments. In addition to the payments set forth in Section 2(a) hereof, subject to (i) Executive’s continued compliance with the Restrictive Covenants (as defined below), and (ii) Executive’s execution and non-revocation of (x) this Agreement and (y) the General Release attached hereto as Exhibit A (the “Release”) and in consideration of the Release, and Executive’s other promises set forth herein, the Company, in full satisfaction of the obligations set forth in Section 5(d) of the Employment Agreement or otherwise, shall pay:

(i) to Executive, a lump-sum cash payment, payable within 55 days after the Termination Date and effectiveness of the Release, equal to the sum of:

(A) $915,026.25, which is equal to 150% of Executive’s Base Salary (as defined in the Employment Agreement) as of the date immediately prior to the Termination Date;

(B) $954,114.75, which is equal to 150% of Executive’s Annual Bonus (as defined in the Employment Agreement) for 2020;

(C) $26,451.90, which is equal to the monthly COBRA costs of providing health and welfare benefits for Executive and Executive’s dependents under the plans in which Executive was participating as of the Termination Date, times eighteen;

(ii) to Executive, a lump-sum cash payment, payable within 75 days after the Termination Date and effectiveness of the Release, equal to $833,333, which is the amount that will be unpaid as of the Termination Date under the Cash Incentive Award letter agreement (the “Retention Letter”) from the Company dated as of March 2, 2020 (the “Cash Incentive Award”); and

(iii) on behalf of Executive, the amount required to buy out the Executive’s leased Company automobile (the “vehicle”) from the Company’s fleet leasing provider (the “lessor”), payable to the lessor, and the Company shall permit Executive to retain the vehicle, and the Company will promptly take all actions necessary to effect the full and complete transfer of ownership and title of the vehicle from the lessor (or its affiliate, as the case may be) to Executive (collectively 2(b)(i), 2(b)(ii) and 2(b)(iii), the “Separation Benefits”).

Except as otherwise expressly required by law or as specifically provided herein, Executive shall have no right to compensation, benefits or other amounts after the Termination Date.

(c) Section 409A. To the extent that any of the Separation Benefits or the payment set forth in Section 2(a)(ii) (the “Conditioned Benefits”) constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the Termination Date, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

3. Equity.

(a) Pursuant to the terms of the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan and each outstanding grant of restricted stock units to Executive thereunder (collectively, the “Equity Documents”), Executive acknowledges and agrees that but for this Agreement, Executive’s right to any portion of the unvested outstanding grants and the shares of Class A Common Stock of the Company underlying such grants (the “Outstanding Awards”) would be forfeited for no consideration as of the Termination Date.

(b) Notwithstanding the foregoing, subject to (i) Executive’s continued compliance with the Restrictive Covenants and (ii) Executive’s execution and non-revocation of this Agreement and the Release, and in consideration of the Release, and Executive’s other promises set forth herein, the Company shall cause the Outstanding Awards granted pursuant to the Equity Documents to continue vesting during the Consulting Term (as defined below); provided, however that if (i) Executive voluntarily terminates the Consulting Term or the Company terminates such Consulting Term for Cause (as defined in the Employment Agreement (provided that for purposes of this Section 3 “employment duties” shall be deemed to be references to the Transition Services (as defined below))) or as a result of Executive failing to reasonably perform the Transition Services, as reasonably requested by the Chief Executive Officer or Chief Legal Officer of the Company, as applicable, and subject to reasonable notice of the alleged failure, and a reasonable opportunity to cure such alleged failure within a reasonable time period, or (ii) Executive breaches the Restrictive Covenants, the Executive shall forfeit all rights with respect to the then-unvested Outstanding Awards. If the Company elects to terminate the Consulting Term other than for Cause or a breach of the Restrictive Covenants, Executive shall immediately vest with respect to any outstanding time-based restricted stock units that would have otherwise vested prior to the end of the Consulting Term but for such termination of the Consulting Term and shall remain eligible to vest with respect to any performance-based restricted stock units that would have otherwise been eligible to vest prior to the end of the Consulting Term but for such termination of the Consulting Term.

(c) Except as otherwise set forth in this Agreement, the Outstanding Awards shall remain subject to the terms set forth in Equity Documents.

4. Consulting Arrangement.

(a) As of the Termination Date, the Company hereby engages, and Executive shall become, an independent contractor and serve as an advisor to the Company Group. Executive’s period of service as an advisor shall end on the one (1) year anniversary of the Termination Date, unless terminated earlier by Executive or the Company for any reason or no reason (such period of service, the “Consulting Term”).

(b) As an advisor, Executive will be expected to provide transition services to the Company Group, as reasonably requested by the Chief Executive Officer and/or Chief Legal Officer of Company Group from time to time, including performing projects and advising on issues related to Executive’s prior position at the Company, to be performed in a timeframe and at times that are reasonably convenient to Executive and the Company (collectively, the “Transition Services”). Executive agrees to render the Transition Services on as “as requested” basis and to devote sufficient business time and energy to the performance of the Transition Services as may be necessary to fulfill Executive’s obligations to the Company Group. Executive and the Company acknowledge and agree that, in performing the Transition Services, Executive shall only take direction from the Company’s Chief Executive Officer and Chief Legal Officer. For the avoidance of doubt, Executive shall not be entitled to any compensation or benefits in respect of the Transition Services other than the continued vesting of Outstanding Awards during the Consulting Term.

(c) As an advisor, Executive shall have no authority to act as an agent of the Company Group and Executive shall not make any representation to the contrary to any person. Executive shall have no authority to bind the Company Group in any way. Executive shall not direct the work of any employee of the Company Group, or make any management decisions, or undertake to commit the Company Group to any course of action in relation to third persons. Although the Company may specify the areas of activities that Executive will perform and may control and direct Executive in that regard, the Company shall not control or direct Executive as to the details or means by which such activities are conducted. Executive shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company. This Agreement shall not create a partnership, joint venture or other similar type of legal arrangement.

(d) The Company and Executive acknowledge and agree that, during the Consulting Term, the Transition Services shall not restrain Executive from seeking and obtaining new employment or providing services to any employer provided such employment and services do not violate the Restrictive Covenants.

5. Company Property.

(a) On or prior to the Termination Date, Executive shall return to the Company, as applicable, Executive’s credit cards, electronic fuel card, electronic building access cards, codes or devices, keys, computers and other electronic devices, electronically stored documents or files, physical files and all other property of the Company Group, except as set forth in Section 2(b)(iii) hereof or as otherwise agreed to with the Company Group in order to provide the Transition Services. Notwithstanding the foregoing, Executive shall be permitted to retain (and shall thereafter own and hold good title, to the extent applicable, to) (i) Executive’s contacts, calendar, and personal correspondence, along with any information needed for personal tax preparation purposes; provided such information does not, in Executive’s reasonable judgment, constitute Confidential Information (as defined in the Employment Agreement), and (ii) Executive’s Company issued computer and phone equipment, including laptop computer, iPhone, iPad, monitor and keyboard that, in each case, has been wiped of Company-owned data/information by the Company’s Information Technology personnel, which shall be done promptly following the Termination Date (or at a time otherwise mutually agreeable to the parties).

(b) Executive represents and warrants that Executive has not, and shall not, take or copy in any form or manner, including electronic or hard copy, of any of the Company Group’s files, financial information, lists of customers, prices, or any other confidential and proprietary materials or information of the Company Group. Executive represents that Executive does not have in Executive’s possession, and Executive has not distributed, whether in hard copy or electronic form, recreate, or deliver to anyone else, nor delete information belonging to the Company Group in anticipation of Executive’s separation.

6. Restrictive Covenants. Executive acknowledges and agrees that Executive remains subject to the restrictive covenants between the Company Group and Executive as negotiated between them and set forth in Sections 6, 7 and 8 of the Employment Agreement and the Equity Documents (the “Restrictive Covenants”) and that such Restrictive Covenants are incorporated herein by reference; provided, that Executive agrees, that in consideration for the continued

vesting of the Outstanding Awards, that such Restrictive Covenants shall continue to apply during the Consulting Term and the “Restricted Period” with respect to such Restrictive Covenants shall be deemed to mean the one year period following the end of the Consulting Term. Executive agrees and understands that should Executive breach any of the Restrictive Covenants, Executive shall not be entitled to any of the Separation Benefits or the value received with respect to the Outstanding Awards. During such Restrictive Period, (i) Executive agrees not to make, or cause any other person to make, any communication that is critical or disparaging, or has the effect of criticizing or disparaging, the Company Group, or any of the Company’s affiliates (who are affiliates as of the Termination Date), or any agents or advisors of the Company Group or such affiliates, or any of the employees, officers or directors of the Company Group or such affiliates (it being understood that comments made in Executive’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement); and (ii) the Company Group shall instruct its directors and corporate officers (including its senior sales leadership) not to make any communication that is critical or disparaging of Executive, or has the effect of criticizing or disparaging Executive, and the Company Group shall not make any official communication, press release, or other public statement that criticizes or disparages Executive in any way. Nothing set forth herein shall be interpreted to prohibit either party from responding truthfully to incorrect public statements, making truthful statements when reasonably appropriate in connection with litigation involving Executive and the Company or as required by law, subpoena or court order or from responding to any inquiry by any regulatory or investigatory organization.

7. No Admission. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of an admission by the Company or Executive of any wrongdoing or liability, or of any violation of the Company’s policies or procedures, or state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality, except insofar as a court declines to enter any such order.

8. Waiver; Effective Date; Acknowledgments. Executive expressly acknowledges that:

(a) The Company and Executive agree that this Agreement will become effective and enforceable on the date this Agreement is executed by Executive (the “Effective Date”), and that no obligations upon the Company Group set forth in Section 2(a)(ii), Section 2(b), or Section 3 of this Agreement shall be operative or binding upon it until the Release Effective Date (as defined in the Release). Executive may not sign the Release prior to the Termination Date. For the avoidance of doubt, if Executive does not execute the Release within the twenty-one (21) day period noted in the Release, or revokes the Release prior to the Release Effective Date, Executive shall not be entitled to any of the Conditioned Benefits or the continued vesting of the Outstanding Awards. Any Conditioned Benefits otherwise due prior to the Release Effective Date will be paid in a lump sum thereafter, in accordance with Sections 2(a)(ii) or 2(b), as applicable.

(b) Executive understands, acknowledges, and agrees that the payment of the Conditioned Benefits and the continued vesting of the Outstanding Awards pursuant to Sections 2(b) and 3(b), respectively, and the payments and benefits under Sections 2(c) and 2(d), are in consideration of Executive’s execution of this Agreement and the Release. Executive further acknowledges that Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company Group to provide such separation benefits or other benefits to any individuals other than Executive.

9. COOPERATION. UPON REQUEST BY THE COMPANY, EXECUTIVE SHALL REASONABLY COOPERATE WITH ANY INVESTIGATION CONDUCTED BY THE COMPANY GROUP, INCLUDING BY ANSWERING WRITTEN QUESTIONS AND BY APPEARING FOR INTERVIEWS. THE COMPANY SHALL REIMBURSE EXECUTIVE’S REASONABLE AND DOCUMENTED OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH THIS SECTION 9.

10. Employment Relationship. Executive acknowledges that any employment relationship between Executive and the Company Group shall terminate on the Termination Date, that thereafter they have no further employment relationship except as may arise out of this Agreement and that Executive waives any right or claim to reinstatement as an employee of the Company Group and will not seek employment in the future with the Company Group, unless by mutual consent. Nothing herein shall be construed as voiding Executive’s entitlement to post-termination payments or benefits pursuant to Section 2(b) or Section 3(b) above or the Company Group’s rights pursuant to the Employment Agreement or the Equity Documents.

11. Indemnity and Injunctive Relief.

(a) Executive agrees to indemnify and hold the Company Group harmless from and against any loss, cost, damage or claim suffered by the Company Group, including attorneys’ fees, resulting from a material breach by Executive of any material term of this Agreement, provided that before the Company Group exercises this remedy, it shall provide written notice to Executive and a reasonable opportunity for his to cure any breach (where such a breach is capable of cure). Executive further understands and agrees that money damages may not be a sufficient remedy for any breach of this Agreement, and that in addition to all other remedies, the Company Group shall be entitled to injunctive or other equitable relief as a remedy for any such breach. Executive agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy, as permitted by law.

(b) If Executive fails to comply with any of the terms of this Agreement in any material respect, and such failure continues without cure for five (5) business days after written notice of such breach from the Company to Executive, or if Executive revokes the Release within the seven (7) day revocation period, the Company Group may, in addition to any other remedies it may have, reclaim any amounts paid to Executive under the Sections 2(a)(ii) or 2(b) of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the Release; provided that such Release shall be null and void in the event Executive revokes the release within the seven (7) day revocation period. Executive agrees that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

12. No Pending Claims.

(a) The Company Group specifically represents, warrants, and confirms that the:

(i) Company Group has not filed, and to the best of its knowledge is not aware of the basis of, any claims, complaints, or actions of any kind by the Company Group against Executive with any court of law, or local, state, or federal government or agency; and

(ii) Executive has not, to the Company Group’s knowledge, engaged in any unlawful conduct relating to the business of the Company Group.

(b) Executive specifically represents, warrants, and confirms that Executive:

(i) has not filed, and is not aware of the basis of, any claims, complaints, or actions of any kind by Executive against the Company Group with any court of law, or local, state, or federal government or agency;

(ii) has been properly paid for all hours worked for the Company Group, has received all commissions, bonuses, and other compensation due to Executive; and

(iii) has not, to Executive’s knowledge, engaged in any unlawful conduct relating to the business of the Company Group.

13. Entire Agreement. This Agreement, including the agreements incorporated by reference in Section 6 of this Agreement related to the Restrictive Covenants, the Release, the Equity Documents and Sections 6, 7, 8 and 9 of the Employment Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature. This Agreement, including the Release, shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

14. Confidentiality. Unless and until this Agreement, or the terms hereof, are disclosed publicly by the Company Group, Executive agrees not to disclose the terms of this Agreement (or the Release) to anyone, except Executive’s spouse, attorney, and tax and financial advisors, provided they agree to be bound by this confidentiality obligation, and Executive agrees to use his good faith efforts to ensure that any non-party to this Agreement to whom Executive makes a disclosure, but only as expressly provided above, complies with the confidentiality provisions contained in this Agreement. Executive further agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any member of the Company Group, except as permitted or required by law. Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets, without the prior written consent of the Company. Executive does not need the prior authorization of (or to give notice to) the Company regarding any communication, disclosure or activity described in this paragraph.

15. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

16. Assignment; Death of Executive. This Agreement, the Release and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive, and any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect; provided, however, in the event of Executive’s death after the Termination Date, the terms of this Agreement shall expressly inure to the benefit of and be enforceable by Executive’s executors, administrators, heirs, distributes, devisees, and legatees, as the case may be. This Agreement shall be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

17. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Vivint Smart Home, Inc.

4931 North 300 West

Provo, Utah 84604

Attention: Chairman of the Board

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue,

New York, New York 10017

Attention: Gregory Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

18. Section 409A. The payments and benefits provided under this Agreement are intended to be exempt from or in compliance with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest while endeavoring to retain the intended economic benefits of this Agreement.

19. Tax Withholding. The Company shall be entitled to withhold from the payment of any compensation and provision of any benefit under this Agreement such amounts as may be required by applicable law, including without limitation for purposes of the payment of payroll and income taxes.

20. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Utah without regard to principles of conflict of laws.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22. No Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

23. Reliance on Counsel. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Agreement and have had the opportunity to have the Agreement explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

24. Cooperation. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement and which are not inconsistent with its terms.

25. Declaration. Executive hereby declares as follows:

I have read this Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

[signature pages follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first written above.

/s/ Shawn J. Lindquist
Shawn J. Lindquist

[Signature Page to Transition Agreement]

VIVINT SMART HOME, INC.

/s/ David Bywater
By:	David Bywater
Title:	Chief Executive Officer

[Signature Page to Transition Agreement]

Exhibit A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to Vivint Smart Home, Inc. (the “Company”) as of this      day of              2021, by Shawn J. Lindquist (the “Executive”). The Executive agrees as follows:

1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on [August     ], 2021 (the “Termination Date”) pursuant to that certain Transition and Consulting Agreement, dated as of June 17, 2021, by and between the Company and the Executive (the “Transition Agreement”)

2. In consideration of the Conditioned Benefits (as defined in the Transition Agreement), the continued vesting with respect to the Outstanding Awards (as defined in the Transition Agreement) and this Release, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment, including the termination therefrom. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company, and any of its subsidiaries and affiliates as of the Termination Date, and any of its and their respective past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans, including, for the avoidance of doubt, any holder of 10% or more of the beneficial ownership of the Company.

3. The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to the Chairman of the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired (such date, the “Release Effective Date”).

4. This Release does not release the Company Released Parties from (i) the Conditioned Benefits or the continued vesting of the Outstanding Awards, (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage and the Indemnification Agreement (as defined in the Transition Agreement), (iii) any vested rights the Executive has under the Company’s employee pension benefit and group healthcare benefit plans as a result of Executive’s actual service with the Company, (iv) any fully vested and nonforfeitable rights of the Executive as a shareholder or member of the Company or its affiliates, (v) any rights of the Executive pursuant to any equity or incentive award agreement with the Company, (vi) any rights which cannot be waived by an employee under applicable law or (vii) any other rights of Executive under the Transition Agreement.

5. The Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

6. This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7. The Executive shall continue to be bound by the Restrictive Covenants (as defined in the Transition Agreement), which are incorporated herein by reference.

8. Nothing in this Release shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its affiliates or subsidiaries without prior written consent of the Company’s Chairman of the Board or other officer designated by the Company.

9. This Release shall be governed by and construed in accordance with the laws of the State of Utah, without reference to the principles of conflict of laws.

10. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

11. The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right (and his hereby advised in writing) to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Transition Agreement.

Executive has executed this Release as of the day and year first written above.

EXECUTIVE

Shawn J. Lindquist

[Signature Page to Release and Waiver of Claims]